Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

FEDERATED NATIONAL HOLDING COMPANY

and

CROSSWINDS INVESTOR MONARCH LP

and

TRANSATLANTIC REINSURANCE COMPANY

NOVEMBER 27, 2017

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement  (this “Agreement”) is entered into as of the 27th day of November, 2017, by and between FEDERATED NATIONAL HOLDING COMPANY (“FNHC”), a Florida Corporation, CROSSWINDS INVESTOR MONARCH LP (“Crosswinds”), a Delaware limited partnership, and TRANSATLANTIC REINSURANCE COMPANY (“TransRe”), a New York corporation.  Crosswinds and TransRe are sometimes collectively referred to herein as the “Sellers”.  FNHC, Crosswinds and TransRe are collectively referred to herein as “Parties” and singularly as “Party.”

RECITALS

WHEREAS, the Parties are currently the members of Monarch Delaware Holdings LLC (“MDH”), a Delaware limited liability company; and

WHEREAS, FNHC currently owns one hundred and forty (140) Class A Membership Units in MDH, Crosswinds currently owns one hundred and forty (140) Class A Membership Units in MDH and TransRe owns fifty (50) Class B Membership Units in MDH; and

WHEREAS, the membership units owned by FNHC, Crosswinds and TransRe constitute one hundred percent (100%) of the membership units of MDH; and

WHEREAS, FNHC desires to acquire the MDH membership units owned by Crosswinds (the “Crosswinds Units”) and TransRe (the “TransRe Units”).

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, the Parties agree as follows:

1.	Purchase and Sale

1.1          Sale and Purchase of the Membership Units.  On the Closing Date (i) in exchange for payment by FNHC of the Crosswinds Purchase Price, Crosswinds shall deliver to FNHC all of the Crosswinds Units; and (ii) in exchange for payment by FNHC of the TransRe Purchase Price, TransRe shall deliver to FNHC all of the TransRe Units, in each case, free and clear of any Security Interest, other than Permitted Security Interests, through the delivery of transfer power substantially in the form attached hereto as Exhibit 1.  FNHC shall purchase, and Crosswinds and TransRe shall sell respectively, all of the Crosswinds Units and the TransRe Units in accordance with the terms of this Agreement.

1.2          Consideration.

1.2.1          Purchase Price.  The consideration to be paid to Crosswinds for the Crosswinds Units (the “Crosswinds Purchase Price”) shall be Twelve Million Two Hundred Eighty Two Thousand Dollars and 00/100 Cents ($12,282,000.00).  The consideration to be paid to TransRe for the TransRe Units (the “TransRe Purchase Price) shall be Four Million Four Hundred Three Thousand Dollars and 00/100 Cents ($4,403,000.00).  The Crosswinds Purchase Price and the TransRe Purchase Price shall be payable in cash by wire transfers to accounts designated by the applicable receiving Parties), in accordance with Section 1.4.

1.2.2          TransRe Debt.  FNHC shall pay to TransRe all unpaid principal and accrued interest payable under that certain promissory note issued by Monarch National Holding Company in favor of TransRe dated March 17, 2015 (the “MNHC Note”) in full at the Closing, with no prepayment penalty, upon which the MNHC Note shall be canceled.

1.3          The Closing.  The closing of the transactions proposed by this Agreement (the “Closing”) shall take place remotely via electronic delivery of documents or at the offices of FNHC or another mutually agreeable location on the fifth (5th) Business Day after the date on which the last of the conditions set forth in Article 4  (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived (such actual date of the Closing, the “Closing Date”), or at such other time and place as is reflected in a written agreement of the Parties.

1.4          Actions at the Closing.  At the Closing, (i) Crosswinds and TransRe will each deliver to FNHC the various certificates, instruments, and documents set forth, required or contemplated in Section 4.1 (ii) FNHC will deliver to each of Crosswinds and TransRe the various certificates, instruments, and documents set forth, required or contemplated in Section 4.1, (iii) FNHC will deliver the Crosswinds Purchase Price to Crosswinds and the TransRe Purchase Price to TransRe; and (iv) FNHC will pay to TransRe the unpaid principal and accrued interest payable under the MNHC Note.

1.5          Effective Date of this Agreement.  This Agreement shall become effective as of the date first written above upon its signing and delivery by all of the Parties.

1.6          Directors, Officers and Employees.  Subject to the occurrence of the Closing, Colin E. King, Robert T. Wolf and Charles S. Duncker shall resign from all positions with MDH and Monarch National Holding Company effective as of the Closing Date.

1.7          Definitions.  The capitalized words and terms used in this Agreement shall have the meanings as set forth in Appendix A or as otherwise set forth in this Agreement.

2.	Representations and Warranties

2.1          Representations and Warranties of Crosswinds.  Except as set forth in the Crosswinds Disclosure Schedule, Crosswinds represents and warrants to FNHC that the written statements contained in this Section 2.1 are materially true, correct, and complete as of the date of this Agreement and will be materially true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1). The written statements contained in this Section 2.1 and any written amendments to such statements which FNHC has consented to, in writing, shall be known as a “Crosswinds Disclosure Schedule,” with the applicable designation.  For purposes of this Agreement, any written statements made by Crosswinds in any Crosswinds Disclosure Schedule, including any written amendments thereto, the contents of which may be relevant to another Crosswinds Disclosure Schedule made hereunder, shall be deemed to have been made in said other Crosswinds Disclosure Schedule whether or not the contents of which are actually stated therein or there is an actual cross reference to said written statement.

2.1.1          Authorization, Execution and Delivery.  Crosswinds represents that it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Crosswinds, and the consummation by Crosswinds of the transactions proposed hereby, have been duly authorized by the Board of Directors of Crosswinds Monarch GP LLC, the general partner Crosswinds and Crosswinds Holdings Inc., and, no other proceedings on the part of Crosswinds is necessary to authorize the execution and delivery of this Agreement and for the consummation by Crosswinds of the transactions proposed hereby.  This Agreement has been duly executed  and delivered by Crosswinds and constitutes a valid and binding obligation of Crosswinds in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, rehabilitation, liquidation, insolvency, reorganization, rearrangement, receivership and other similar laws relating to or affecting individuals, trusts, partnerships,  companies, (including insurance companies) or the enforcement of creditors’ rights generally, by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and by matters involving the discretionary authority of any court before which any proceeding therefore may be brought or any state Insurance Commissioner/Director or Insurance Department that has jurisdiction, if any at all.

2.1.2          Non-contravention.  Except as set forth in Crosswinds Disclosure Schedule 2.1.2, neither the execution and delivery of this Agreement nor the consummation of the transactions proposed hereby by Crosswinds will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Crosswinds is subject or any provision of any of Crosswinds’ articles of incorporation, bylaws, or partnership agreement or other organizational document (of a similar nature) of Crosswinds or any agreements between or involving partners or any interest holders in Crosswinds (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Crosswinds is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest, other than a Permitted Security Interest upon the Crosswinds Units).

2.1.3          Required Consents.  Except for applicable securities laws and as set forth on Crosswinds Disclosure Schedule 2.1.3 and subject to Section 3.1.3, Crosswinds is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for Crosswinds to consummate the transactions proposed by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not materially adversely affect the ability of Crosswinds to consummate the transactions proposed by this Agreement in a timely manner.

2.1.4          Title to Membership Units. Crosswinds is the sole registered and beneficial owner of the Crosswinds Units.  Except as set forth on Crosswinds Disclosure Schedule 2.1.4, Crosswinds owns the Crosswinds Units free and clear of any Security Interests, other than Permitted Security Interests, and with respect to the Crosswinds Units, there are no pending or, to the Knowledge of Crosswinds, threatened (in writing) Security Interests (other than Permitted Security Interests).

2.1.5          Brokerage. Crosswinds has not entered into a brokerage agreement in regard to the transaction contemplated by this Agreement, and no finder’s fee or brokerage commission is due any broker.

2.2          Representations and Warranties of TransRe.  Except as set forth in the TransRe Disclosure Schedule, TransRe represents and warrants to FNHC that the written statements contained in this Section 2.2 are materially true, correct, and complete as of the date of this Agreement and will be materially true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2). The written statements contained in this Section 2.2 and any written amendments to such statements which FNHC has consented to, in writing, shall be known as a “TransRe Disclosure Schedule,” with the applicable designation.  For purposes of this Agreement, any written statements made by TransRe in any TransRe Disclosure Schedule, including any written amendments thereto, the contents of which may be relevant to another TransRe Disclosure Schedule made hereunder, shall be deemed to have been made in said other TransRe Disclosure Schedule whether or not the contents of which are actually stated therein or there is an actual cross reference to said written statement.

2.2.1          Authorization, Execution and Delivery.  TransRe represents that it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by TransRe, and the consummation by TransRe of the transactions proposed hereby, have been duly authorized by the Board of Directors of TransRe, and no other proceedings on the part of TransRe is necessary to authorize the execution and delivery of this Agreement and for the consummation by TransRe of the transactions proposed hereby.  This Agreement has been duly executed by and delivered by TransRe and constitutes a valid and binding obligation of TransRe in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, rehabilitation, liquidation, insolvency, reorganization, rearrangement, receivership and other similar laws relating to or affecting individuals, trusts, partnerships,  companies, (including insurance companies) or the enforcement of creditors’ rights generally, by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and by matters involving the discretionary authority of any court before which any proceeding therefore may be brought or any state Insurance Commissioner/Director or Insurance Department that has jurisdiction, if any at all.

2.2.2          Non-contravention.  Except as set forth in TransRe Disclosure Schedule 2.2.2, neither the execution and delivery of this Agreement nor the consummation of the transactions proposed hereby by TransRe will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TransRe is subject or any provision of any of TransRe’s articles of incorporation or bylaws or other organizational document of TransRe or any agreements between or involving partners or any interest holders in TransRe (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which TransRe is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets other than a Permitted Security Interest upon the TransRe Units),

2.2.3          Required Consents.  Except as set forth on TransRe Disclosure Schedule 2.2.3 and subject to Section 3.1.3, TransRe is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions proposed by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not materially adversely affect the ability of TransRe to consummate the transactions proposed by this Agreement in a timely manner..

2.2.4          Title to Membership Units. TransRe is the sole registered and beneficial owner of the TransRe Units.  Except as set forth on TransRe Disclosure Schedule 2.2.4, TransRe owns the TransRe Units free and clear of any Security Interests other than Permitted Security  Interests, and with respect to the TransRe Units, there are no pending or, to the Knowledge of TransRe, threatened (in writing) Security Interests,(other than Permitted Security Interests).

2.2.5          Brokerage. TransRe has not entered into a brokerage agreement in regard to the transaction contemplated by this Agreement, and no finder’s fee or brokerage commission is due any broker.

2.3          Representations and Warranties of FNHC.  FNHC represents and warrants to Crosswinds and TransRe that the statements contained in this Section 2.3 are materially true, correct and complete as of the date of this Agreement and will be materially true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.3).

2.3.1          Organization, Standing and Authority.  FNHC is a corporation duly organized, validly existing and in Good Standing under the laws of the State of Florida.

2.3.2          Authorization, Execution and Delivery.  FNHC represents that it has full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. The execution and delivery of this Agreement by FNHC, and the consummation by FNHC of the transactions proposed hereby, have been duly authorized by the Board of Directors of FNHC, and no other proceedings on the part of FNHC is necessary to authorize the execution and delivery of this Agreement and for the consummation by FNHC of the transactions proposed hereby.  This Agreement has been duly executed by and delivered by FNHC and constitutes a valid and binding obligation of FNHC in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, rehabilitation, liquidation, insolvency, reorganization, rearrangement, receivership and other similar laws relating to or affecting individuals, trusts, partnerships,  companies, (including insurance companies) or the enforcement of creditors’ rights generally, by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and by matters involving the discretionary authority of any court before which any proceeding therefore may be brought or any state Insurance Commissioner/Director or Insurance Department that has jurisdiction, if any at all.

2.3.3          Non-contravention.  Except as disclosed in FNHC Disclosure Schedule 2.3.3 delivered by FNHC to Crosswinds and TransRe on the date hereof (“FNHC Disclosure Schedule”), neither the execution and the delivery of this Agreement nor the consummation of the transactions proposed hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which FNHC is subject or any provisions of the articles of organization, bylaws or other organizational document of FNHC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which FNHC is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest, claim or restriction upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest, claim or restriction would not materially adversely affect the ability of FNHC  to consummate the transactions proposed by this Agreement in a timely manner.

Except as contemplated by this Agreement with regard to notice and filing requirements pursuant to Section 628.461 (regarding acquisition of controlling stock) of the Florida Statutes, applicable federal securities laws, or otherwise set forth in FNHC Disclosure Schedule 2.3.3, FNHC is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions proposed by this Agreement where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not materially adversely affect the ability of FNHC  to consummate the transactions proposed by this Agreement in a timely manner.

2.3.4          Acts and Proceedings.  All acts and proceedings required for the authorization, execution and delivery of this Agreement by FNHC and the performance of this Agreement by FNHC have been taken, or shall have been taken on or before Closing.

2.3.5          Binding Obligation.  This Agreement is enforceable against FNHC in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles.

2.3.6          Brokers and Finders. FNHC has not entered into a brokerage agreement in regards to the transaction proposed by this Agreement and no finder’s fee or brokerage commission is due any broker.

2.3.7          Investment Representations.  FNHC is acquiring the Crosswinds Units and the TransRe Units solely for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any law (including the Securities Act of 1933 (the “Securities Act”), and FNHC is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.  FNHC acknowledges the Crosswinds Units and the TransRe Units are not registered under the Securities Act or any other applicable securities or “blue-sky” laws, and that such units may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.  FNHC understands that the acquisition of the Crosswinds Units and the TransRe Units involves substantial risk and that there is a limited market for such units. FNHC has experience as an investor in securities of issuers such as the units being acquired pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that FNHC is capable of evaluating the merits and risks of its investment in the units to be acquired by it pursuant to the transactions proposed hereby.

2.3.8          Solvency.  Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of FNHC and MDH shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the Closing, each of FNHC and MDH shall have adequate capital to carry on their respective businesses.

2.4          Limitations on Representations and Warranties.  Each of the Parties acknowledge and agree that, except as expressly set forth in Section 2.1 (with respect to Crosswinds), Section 2.2 (with respect to TransRe), Section 2.3 (with respect to FNHC),in the officer’s certificates delivered to FNHC as contemplated in Section 4.1.8, or in the officer’s certificates delivered to Crosswinds and TransRe as contemplated in Section 4.2.6, none of Crosswinds, TransRe, FNHC nor any other Person has made any representation or warranty, express or implied, written or oral, at law or in equity, with respect to itself, MDH, the Crosswinds Units, the TransRe Units or any Affiliate of any of the foregoing Persons, or any of the assets, liabilities, businesses, operations, future revenue, profitability or success or any similar matter, in each case with respect to any such Persons.

3.	Covenants

3.1          Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing or the period between the execution of this Agreement and its termination in accordance with Section 6.

3.1.1          General.  Each Party will use its commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions proposed by this Agreement including satisfaction, but not waiver, of the closing conditions set forth in Section 4 below.

3.1.2          Notices and Consents.  Each Party will (i) give notices to those third parties set forth on Exhibit 2 and will use commercially reasonable best efforts to obtain the third party consents described on Exhibit 2, which are necessary, proper or advisable in connection with the transactions proposed hereby and (ii) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of, Governmental Authorities, in each case that are listed on Exhibit 2, in connection with the transactions proposed hereby.

3.1.3          State Insurance and Other Regulatory Approvals.  Subject in all cases to the provisions of the following paragraph, FNHC shall, with the reasonable cooperation of Crosswinds and TransRe, use commercially reasonable best efforts to obtain as promptly as practicable the approval of the Florida Office of Insurance Regulation (“OIR”) to consummate the transactions contemplated by this Agreement.  Subject in all cases to the provisions of the following paragraph, prior to the Closing Date, Crosswinds and TransRe shall reasonably cooperate with FNHC in seeking to obtain the approval of the OIR, and Crosswinds and TransRe shall provide such information and communications to the OIR as FNHC may reasonably request in connection therewith.  More specifically, each Party shall fully cooperate in the submission of the statement required by Section 628.461, Florida Statutes (the “Form A Filing”) and such other action as may be required to obtain the approval of the transaction by the OIR. Notice of the entering into of this Agreement shall be given to the OIR in accordance with applicable law.

Crosswinds and TransRe shall be entitled to review and comment on all correspondence FNHC submits to the OIR and be entitled to participate in discussions with the OIR related to the Form A Filing or otherwise, in each case to the extent that such correspondence or discussions specifically pertain to Crosswinds, MDH (to the extent relating in any way to the transactions proposed by this Agreement) and/or TransRe.  In addition, FNHC shall provide to each of Crosswinds and TransRe weekly status updates, including with respect to timing and any requested deliverables, in connection with all regulatory approvals contemplated by this Section 3.1.3. FNHC shall provide Crosswinds, TransRe, and their respective legal counsel with sufficient time to render comments on matters before the OIR that specifically pertain to Crosswinds, MDH (to the extent relating in any way to the transactions proposed by this Agreement) and/or TransRe and Crosswinds and TransRe shall render any such comments in a timely fashion so as not to unduly delay OIR’s review of the Form A Application.  Crosswinds and TransRe, as applicable, shall provide any comments to FNHC within 48 hours of FNHC’s request (or such shorter time if OIR has set in writing a response time of less than 48 hours).  If Crosswinds or TransRe, as applicable, do not provide comments within this time frame, then it will be presumed that Crosswinds or TransRe do not have any comments.   In addition, all final versions of correspondence relating to substantive issues concerning the Form A Application submitted by any of the Parties to the OIR, as well as any final versions of documentation submitted by any of the Parties to the Securities and Exchange Commission or the Canadian Securities Regulators or any other Governmental Authority shall be provided to the Parties prior to submission, and each of the Parties shall cooperate with one another acting reasonably in relation thereto.

3.1.4          [Intentionally Omitted].

3.1.5          Financing.  From and after the date hereof, FNHC, at its sole expense, shall use its commercially reasonable best efforts to procure financing to fund its purchase of the Crosswinds Units and the TransRe Units (the “Financing”), including using its commercially reasonable best efforts to (x) negotiate the terms of such Financing in good faith, (y) enter into definitive agreements with respect to such Financing and (z) consummate the Financing in a timely manner so as to fund the Crosswinds Purchase Price and the TransRe Purchase Price at the Closing, which is contemplated to take place on or prior to the Outside Date. In addition, FNHC shall, from the date hereof to the Closing Date, provide Crosswinds and TransRe with reasonable evidence of such efforts together with weekly written updates, to the extent permitted by applicable law, as to the status, prospects and anticipated timing of receipt of Financing.

3.1.6          Exclusivity.  Prior to the Closing or earlier termination of this Agreement in accordance with its terms, neither Crosswinds nor TransRe, nor any of their respective Affiliates, employees, representatives, business brokers, or consultants, shall, on behalf of Crosswinds or TransRe (or any Affiliate thereof) pursue, solicit or discuss with any potential acquirer of equity interests of MDH, any opportunities to acquire, control or encumber, enter into or otherwise pursue negotiations or discussions to sell or encumber (other than pursuant to a Permitted Security Interest), any of the Crosswinds Units or the TransRe Units, respectively; provided, however, that a response by Crosswinds or TransRe, as applicable, to an unsolicited inquiry indicating the nature of such Party’s obligations under this Section shall not be a violation hereof.

3.2          Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

3.2.1          General.  If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 5 below).

3.2.2          Effective as of the Closing, FNHC (on its own behalf and on behalf of each of its Affiliates) fully and unconditionally releases, acquits and forever discharges each of Crosswinds and TransRe (and each of their respective members, partners, equityholders, officers, directors and employees) from any and all matter of losses, claims, damages, causes of action and other relief, whether known or unknown, arising out of or relating to Crosswinds’ and TransRe’s status as an equityholder or member of MDH, and agrees not to bring any such claim.  For the avoidance of doubt, nothing in this Section 3.2.2, shall serve to release (i) Crosswinds or its Affiliates from any losses, claims, damages, or causes of action arising out of or relating to Crosswinds or its Affiliates breach of, or failure to comply with, (x) the Investment Management Services Agreement among Crosswinds AUM LLC, MDH, Monarch National Holding Company and Monarch National Insurance Company dated March 17, 2015 or (y) any other agreement that is listed on Schedule 3 (“Approved Agreements”) to the limited liability company agreement of MDH (the “LLC Agreement”);  (ii) TransRe from (x) any obligation owed under any contract or treaty of reinsurance entered into between TransRe and Monarch National Insurance Company or between TransRe and Federated National Insurance Company; (y) any obligations of TransRe under the Reinsurance Capacity Right of First Refusal Agreement between TransRe and Monarch National Insurance Company dated March 17, 2015; or (z) any obligations under any Approved Agreement.

3.2.3          Effective as of the Closing, Crosswinds and TransRe (on their own behalf and on behalf of each of their respective Affiliates) fully and unconditionally release, acquit, and forever discharge FNHC (and each of its respective members, partners, equityholders, officers, directors and employees) from any and all matter of losses, claims, damages, causes of action and other relief, whether known or unknown, arising out of or relating to FNHC’s status as an equityholder or member of MDH, and agrees not to bring any such claim.  For the avoidance of doubt, nothing in this Section 3.2.3 shall serve to release FNHC or its Affiliates (including, without limitation, FedNat Underwriters Inc.) from any losses, claims, damages, or causes of action arising out of or relating to a (i) breach of, or failure to comply with, or any obligation under (x) the Managing General Agency and Claims Administration Agreement between FedNat Underwriters, Inc. and Monarch National Insurance Company or (y) any Approved Agreement and from (ii) any obligation owed under (x) any contract or treaty of reinsurance entered into between TransRe and Monarch National Insurance Company or between TransRe and Federated National Insurance Company; or (y) any obligations under the Reinsurance Capacity Right of First Refusal Agreement between TransRe and Monarch National Insurance Company dated March 17, 2015.

3.2.4          Nothing contained in Section 3.2.2 or Section 3.2.3 hereof shall be construed to (x) release any party from any obligation under this Agreement or any liability for any breach, inaccuracy or non-performance of this Agreement or (y) for the avoidance of doubt, limit or otherwise affect the Parties’ indemnification obligations as set forth in Section 5 below.

4.	Conditions Precedent

4.1          Conditions to Obligation of FNHC.  The obligation of FNHC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

4.1.1          The representations and warranties set forth in Section 2.1 and Section 2.2 subject to the Crosswinds Disclosure Schedules and the TransRe Disclosure Schedules that are qualified as to materiality and shall be true, complete, and correct in all respects and those not so qualified shall be true, complete and correct in all material respects, as of the Closing Date, unless waived by FNHC;

4.1.2          Crosswinds and TransRe shall have performed and complied with all of their covenants, and requirements hereunder in all material respects through the Closing;

4.1.3          There shall not be any injunction, judgment, order, decree, ruling, or charge enacted or issued by a Governmental Authority of competent jurisdiction, in effect preventing consummation of any of the transactions proposed by Section 1.1 of this Agreement;

4.1.4          All approvals, authorizations, and consents from Governmental Authorities required for the transactions contemplated by this Agreement (including, without limitation, the approval of the Form A Filing by the OIR) shall have been obtained and shall be in full force and effect, and FNHC shall have been provided with appropriate evidence of the granting of such required approvals, authorizations and consents;

4.1.5          FNHC has secured  the Financing;

4.1.6          Colin E. King, Robert T. Wolf and Charles S. Duncker shall have submitted resignations from all positions with MDH and Monarch National Holding Company effective as of the Closing Date;

4.1.7          Crosswinds and TransRe shall have given all notices, made all filings and received all authorizations, consents or approvals of all Persons required as set forth on Exhibit 2 in order for the Parties to consummate the transactions proposed by this Agreement, except where the failure to give notice, to file or to obtain such authorization, consent or approval would not have a Material Adverse Effect;

4.1.8          Crosswinds and TransRe have delivered to FNHC certificates to the effect that each of the conditions specified in Section 4.1 is satisfied in all respects;

4.1.9          As of Closing, Crosswinds shall have delivered the Crosswinds Units to FNHC evidencing the Crosswinds Units free and clear of any Security Interests (other than Permitted Security Interests); and

4.1.10        As of Closing, TransRe shall have delivered the TransRe Units to FNHC evidencing the TransRe free and clear of any Security Interests (other than Permitted Security Interests).

FNHC may waive any condition specified in this Section 4.1, in writing, at or prior to Closing.

4.2          Conditions to Obligations of Crosswinds and TransRe.  The obligations of each of Crosswinds and TransRe to consummate the transactions to be performed by each of them in connection with the Closing are subject to satisfaction of the following conditions:

4.2.1          The representations and warranties of FNHC set forth in Section 2.3 above that are qualified as to materiality shall be true, complete, and correct in all respects, and those not so qualified shall be true, complete, and correct in all material respects, at and as of the Closing Date, unless waived by Crosswinds and TransRe;

4.2.2          FNHC shall have performed and complied with all of its covenants, conditions and requirements hereunder in all material respects through the Closing;

4.2.3          There shall not be any injunction, judgment, order, decree, ruling, or charge enacted or issued by a Governmental Authority of competent jurisdiction, in effect preventing consummation of any of the transactions proposed by Section 1.1 of this Agreement;

4.2.4          All approvals, authorizations, and consents from Governmental Authorities required for the transactions contemplated by this Agreement (including, without limitation, the approval of the Form A Filing by the OIR) shall have been obtained and shall be final and in full force and effect, and Crosswinds and TransRe shall have been provided with appropriate evidence of the granting of such approvals, authorizations and consents;

4.2.5          FNHC shall have given all notices, made all filings and received all authorizations, consents or approvals of all Persons required as set forth on Exhibit 2 required in order for the Parties to consummate the transactions proposed by this Agreement, except where the failure to give notice, to file or to obtain such authorization, consent or approval would not have a Material Adverse Effect;

4.2.6          FNHC shall have delivered to Crosswinds and TransRe a certificate to the effect that each of the conditions specified in Section 4.2 is satisfied in all respects; and

4.2.7          FNHC shall have remitted the Crosswinds Purchase Price to Crosswinds and the TransRe Purchase Price to TransRe and shall have repaid to TransRe the MNHC Note;

Each of Crosswinds and TransRe may waive any condition specified in this Section 4.2, in writing, at or prior to Closing.

5.	Remedies

5.1          Survival Period; Indemnification as Remedy.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twenty-four months. Neither party may bring any claim for indemnification with respect to any Adverse Consequences for any breach of, or inaccuracy in, a representation or warranty that is subject to indemnification under this Section 5 unless the other party is notified of the circumstances giving rise to such action within twenty-four (24) months after the Closing Date (the “Notice Period”), whether arising in contract, tort, negligence, at law or in equity. All covenants and agreements set forth herein shall survive the Closing.

5.2          Indemnification Provisions for Benefit of FNHC.  From and after Closing, subject to Section 5.4, each of Crosswinds and TransRe shall severally (and not joint and severally) indemnify, defend and hold harmless FNHC and any of its Affiliates, officers and directors from and against the entirety of any and all Adverse Consequences that FNHC shall incur or suffer through and after the date of the claim for indemnification arising from or related to (a) the material breach by such Party of its, or the material inaccuracy of such Party’s, representations and warranties contained herein, (b) any breach or non-fulfillment of any covenant or agreement or obligation of such Party pursuant to this Agreement (provided that, for the avoidance of doubt, in no case shall Crosswinds have any liability to FNHC or any other Person relating to any breach or inaccuracy in any of TransRe’s representations and warranties or any breach or non-fulfillment of any covenant or agreement or obligation of TransRe and in no case shall TransRe have any liability to FNHC or any other Person relating to any breach or inaccuracy in any of Crosswind’s representations and warranties or any breach or non-fulfillment of any covenant or agreement or obligation of Crosswinds).

5.3          Indemnification Provisions for Benefit of Crosswinds and TransRe.  From and after Closing, subject to Section 5.4, FNHC shall indemnify, defend and hold harmless each of Crosswinds and TransRe and any of their Affiliates, officers and directors from and against the entirety of any and all Adverse Consequences that Crosswinds and/or TransRe, as applicable shall incur or suffer through and after the date of the claim for indemnification arising from or related to (a) the material breach by FNHC of its, or the material inaccuracy of its, representations and warranties contained herein, (b) any breach or non-fulfillment of any covenant or agreement or obligation of FNHC pursuant to this Agreement.  To the extent Crosswinds and TransRe seek indemnification under this Section 5.3 for damages arising out of or relating to the same breach or nonfulfillment by FNHC, and such damages are not specific to either Crosswinds or TransRe individually but are instead damages owed to both Crosswinds and TransRe neither Crosswinds nor TransRe shall be entitled to recover any amount in excess of the Loss suffered by such Party (i.e., neither such Party shall be entitled to any “double recovery” as a result of such other Party also suffering a Loss hereunder).

5.4          Notice. A Party entitled to indemnification hereunder shall make a written claim for indemnification against the indemnifying party pursuant to Section 5.7 below within the Notice Period.

5.5          Matters Involving Third Parties.

5.5.1          If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 5, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, provided that no Party shall be precluded from indemnification hereunder for a failure to provide such notice within such time period unless the Indemnifying party is actually and materially prejudiced by such failure.

5.5.2          Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (which in the case of Crosswinds shall include Dechert LLP); provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) if the terms of such settlement would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or (ii) a finding or admission of liability or an admission of a violation of law by the Indemnified Party that would have an adverse effect on the Indemnified Party.

5.5.3          Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 5.5.2 above, however, subject to Section 5.5.4 below, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

5.5.4          In no event shall the Indemnified Party admit any liability with respect to, consent to the entry of any judgment or enter into any settlement with respect to, a Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably or delayed).

5.6          Exclusive Remedy After the Closing.  After the Closing, other than with respect to, and as provided in, Section 8.15 (Equitable Relief) and Section 8.10 (Prevailing Party),  the indemnification provisions in this Section 5 shall be the exclusive process and the exclusive rights and remedies by which a Party can obtain and/or is entitled to, relief under this Agreement.

5.7          Claim Notice.  To be effective, the claim notice for indemnification under this Section 5 must (i) be sent in accordance with Section 8.8 below; and (ii) set forth in reasonable detail specific facts and circumstances (in reasonable detail) with respect to the applicable claim.

6.	Termination

6.1          Termination of Agreement.  This Agreement may be terminated  as provided below:

6.1.1          The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

6.1.2          Any Party may terminate this Agreement on or after 5:00 p.m. Eastern Time January 31, 2018 (the “Outside Date”); provided, however, if the  reason the Closing has not occurred by that time is that (i) the OIR has yet to approve the Form A Application; or (ii) FNHC has not obtained the Financing, the Outside Date shall be extended to the fifth (5th) Business Day after the OIR issues its approval of the Form A Application, but no later than February 28, 2018; provided, however, that if the Closing has not occurred by January 31, 2018 solely  because FNHC has not obtained the Financing, then the exclusivity provisions contained in Section 3.1.6 shall no longer be of any force and effect and if the Outside Date is extended beyond January 31, 2018 on the terms set forth above as a result of the failure of the conditions referenced in each of clauses (i) and (ii) above, then the exclusivity provisions contained in Section 3.1.6 shall only become no longer of any force and effect from and after receipt of OIR approval; provided further that the right to terminate this agreement under this Section 6.1.2 shall not be available to any Party, if any such Party has breached any of its representations, warranties (or such shall be inaccurate), covenants, agreement or other obligations and such breach (or inaccuracy) is a principal cause of (or has resulted in) the failure to occur or be satisfied of any conditions to Closing set forth in Section 4, on or before the Outside Date.

6.1.3          FNHC may (provided it is not then in material breach of this Agreement, which shall, for the avoidance of doubt, includes any breach of Section 3.1.5)  terminate this Agreement by giving written notice to Crosswinds and TransRe at any time prior to the Closing in the event Crosswinds and/or TransRe has breached, whether intentionally or due to its negligence, any representation, warranty, or pre-closing covenant applicable to  Crosswinds and/or TransRe, provided that (a) FNHC has notified Crosswinds and TransRe of the breach, (b) the breach has continued without cure for a period of ten (10) business days after the notice of breach, and (c) the breach would cause the failure to occur or be satisfied of any conditions to Closing set forth in Section 4.

6.1.4          Crosswinds and/or TransRe may (provided such Party is not then in material breach of this Agreement)  terminate this Agreement by giving written notice to FNHC at any time prior to the Closing (i) in the event FNHC has breached, whether intentionally or due to its negligence, any representation, warranty or pre-closing covenant applicable to FNHC, provided that (a) Crosswinds and/or TransRe has notified FNHC of the breach, (b) the breach has continued without cure for a period of ten (10) business days after the notice of breach; and (c) the breach would cause the failure to occur or be satisfied of any conditions to Closing set forth in Section 4.

6.1.5          FNHC may terminate this Agreement if, having fully complied with its obligations under Section 3.1.5 (which covenant the Parties acknowledge and agree constitutes a material inducement for each of Crosswinds and TransRe to enter into this Agreement), it is unable to secure the Financing as set forth in Section 3.1.5 and consummate the Closing; provided that if this Agreement is terminated for any reason pursuant to this Section 6 other than as a result of a material uncured breach by Crosswinds and/or TransRe and the condition set forth in Section 4.1.5 has not been satisfied FNHC shall pay to each of Crosswinds and TransRe all reasonable out-of-pocket fees and expenses incurred by such Party in connection with this Agreement and the transactions proposed herein (including reasonable attorney’s fees).

6.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 6.1, all rights and obligations of the Parties hereunder shall terminate and no Party shall have any liability to the other Party., except as otherwise provided hereunder.  In the event of a willful breach or default under this Agreement prior to termination (which shall include any violation of Section 3.1.5 or the failure of a Party to consummate the transactions proposed herein if all conditions set forth in Section 4.1 have been satisfied), the non-defaulting/breaching party shall be entitled to recover damages and expenses from the defaulting/breaching party in addition to any other remedies allowed by law or in equity.

7.	Other Business Provisions.

7.1          Investment Management And Consulting Services.  Crosswinds (or an Affiliate) shall, subject to applicable law, continue to serve as the investment portfolio manager, or in an alternate advisory capacity for Monarch National Insurance Company (“MNIC”) through December 31, 2018.  Crosswinds shall receive a fee of no less than $75,000 per quarter, paid on a quarterly basis for an aggregate fee of at least $300,000, during the time period such services are provided. If applicable law places limitations on the ability of Crosswinds to receive this fee FNHC and MNIC will work to structure an arrangement that provides Crosswinds with the economic value contemplated by this provision.  At the Closing, FNHC, MNIC and Crosswinds shall either (i) enter into an agreement acknowledging the provisions of this Section 7.1; or (ii) enter into an amendment of the Investment Management Services Agreement among Crosswinds AUM LLC, MDH, Monarch National Holding Company and Monarch National Insurance Company dated March 17, 2015.

7.2          Reinsurance Right of First Refusal.    Through December 31, 2018,each of Crosswinds and TransRe shall be entitled to an annual Right of First Refusal to participate in FNHC’s catastrophe excess of loss reinsurance program, at market rates and terms, up to a placement of $10 million in reinsurance limit in the aggregate from Crosswinds and up to a placement of $10 million in reinsurance limit in excess of its placement on FNHC’s current catastrophe excess of loss reinsurance program from TransRe (pursuant to a ROFR agreement, substantially in the form attached hereto as Exhibit 3).

8.	Miscellaneous

8.1          Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement (other than to its employees) relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

8.2          No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.3          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

8.4          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns; provided that Crosswinds Re shall be an express third party beneficiary of Section 7.2 and Crosswinds AUM LLC and/or any other Affiliate of Crosswinds that becomes a counterparty to any agreement contemplated by Section 7.1 or 7.2.  FNHC may assign this Agreement upon the prior written approval of Crosswinds and TransRe, which consent shall not be unreasonably withheld; provided that FNHC shall remain liable for any and all of its obligations hereunder. Any purported assignment in violation of the foregoing shall be void ab initio.

8.5          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, and said counterparts shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.  Facsimile copies of executed documents or executed documents sent as a PDF attachment to an e-mail transmission shall be deemed originals for all purposes.

8.6          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7          Expenses.  Except as provided otherwise in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions proposed hereby.  FNHC will pay all expenses arising from any filings FNHC is required to make with the OIR or other Governmental Authorities for approval or notices of the transaction contemplated by this Agreement; provided, however, that any expenses Crosswinds or TransRe incurs on its behalf in connection with the Form A Filing shall be the responsibility of Crosswinds or TransRe, as applicable.

8.8          Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by registered or certified mail, return receipt requested, postage prepaid, by a local or nationally recognized courier  or messenger service that provides confirmation of delivery, including Federal Express,  by e-mail or fax  if  addressed to the intended recipient at the e-mail address or fax number as set forth below:

If to FNHC:	Michael H. Braun, CEO
Federated National Holdings Company
14050 NW 14th Street, Suite 180
Sunrise, Florida 33323
Email: mbraun@fednat.com

Copy (which shall not constitute notice) to:	Sandy P. Fay, Esq. Colodny Fass, P.L.L.C.
1401 NW 136th Avenue, Suite 200
Sunrise, Florida 33323
Email: sfay@colodnyfass.com

If to Crosswinds:	Colin King, CEO
Crosswinds Holdings, Inc. o/a Crosswinds
Investor Monarch, L.P.
14 Wall Street, Suite 5D
New York, New York, 10005
Email: colin@crosswindsinc.com

Copy (which shall not constitute notice) to:	Christian Matarese Dechert LLP
1095 Avenue of the Americas
New York, New York, 10036
Email: christian.matarese@dechert.com

If to TransRe:	Ken Yapp, Vice-President and Assistant
General Counsel
Transatlantic Reinsurance Corporation
One Liberty Plaza, 165 Broadway
New York, New York, 10006
E-Mail: kyapp@transre.com

Copy (which shall not constitute notice)to:	Christian Matarese Dechert LLP
1095 Avenue of the Americas
New York, New York, 10036
Email:christian.matarese@dechert.com

No such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until (x) it actually is received by the intended recipient or its receipt is acknowledged by the intended recipient or (y) (i) in the case of delivery by overnight carrier, on the next Business Day (subject to confirmation of delivery), (ii) if delivered by First Class United States mail, on the fourth Business Day after mailing (if sent certified or registered, return receipt requested) or (iii) if sent by email, on the Business day on which such email was sent is such notice was sent during normal business hours, other wise on the next Business Day (so long as suc notice is sent with delivery confirmation) .  Any acknowledgement of delivery by certified mail return receipt or Federal Express courier by any party at the addresses provided shall be sufficient proof of delivery.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.9          Governing Law, Jurisdiction and Service of Process, Waiver of Jury Trial.

8.9.1          This Agreement and all matters arising from, or relating to, this Agreement (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the state of Delaware without regard to principles of conflicts of law.

8.9.2          Each Party hereto agrees that it shall bring any claim or litigation with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in any state or federal court sitting in New Castle County, Delaware (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.8, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient.  Notwithstanding anything herein to the contrary, (i) nothing in this Section 8.9 shall prohibit any Party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each Party agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

8.9.3          EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE).

8.10        Attorney Fees.  If any legal action, arbitration proceeding or similar proceeding is brought for the enforcement or interpretation of this Agreement or any of its provisions, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees in addition to any other relief which may be granted.

8.11        Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.12        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.13        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

8.14        Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.15        Equitable Relief.  The Parties agree that if any of the provisions of this Agreement were not to be performed by any Party as required by their specific terms or were to be otherwise materially breached, irreparable damage will occur to the non-breaching Party (or Parties), no adequate remedy at law would exist and damages would be difficult to determine, and that the non-breaching Party (or Parties)  shall be entitled to seek an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement (including causing the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement) without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity.  The breaching Party shall not oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at Law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable.

EACH OF THE PARTIES hereto has caused this Agreement to be duly executed as of the date first above written.

FEDERATED NATIONAL HOLDING CORPORATION		CROSSWINDS INVESTOR MONARCH LP

By:	/s/ Michael H. Braun	By: Crosswinds Monarch GP LLC, its general partner
Michael H. Braun, CEO
		By:	/s/ Colin King
Colin King

TRANSATLANTIC REINSURANCE COMPANY

By:	/s/ Gary A. Schwartz
Gary A. Schwartz, EVP and General Counsel

APPENDIX A

Definitions

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, in each case that are reasonably forseable as of the date of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Business Day” means a day other than any day on which banks are authorized or obligated by law or executive order to close in New York, New York or Florida.

“Confidential Information” means any information concerning the businesses and affairs of a Party or its Affiliates that is not already generally available to the public.

“Good Standing” means that the applicable entity has not been dissolved and has paid the franchise taxes, if any, and filed all necessary reports due and owing to date to avoid being disqualified to do business in a foreign jurisdiction or dissolved in its jurisdiction of incorporation.

“Governmental Authorities” means any federal, state, local, municipal, or foreign governmental or quasi-governmental authority or agency of any nature exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Knowledge of Crosswinds” means the actual knowledge of Colin King.

“Knowledge of TransRe” means the actual knowledge of Thomas Cholnoky.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the ability of FNHC, Crosswinds or TransRe to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental or regulatory entity (or any department, agency, or political subdivision thereof).

“Permitted Security Interests” means (a) preemptive rights, subscription rights, transfer restrictions, rights of first refusal or offer, and other similar restrictions set forth in the organizational documents of MDH; (b) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities laws; and (c) Security Interests arising out of or related to actions taken by FNHC.  For the avoidance of doubt, a Permitted Security Interest shall not include any Security Interest created as a result of the acts or inactions of Crosswinds or TransRe, as applicable (other than as a result of executing or otherwise entering into the LLC Agreement or any agreement contemplated thereby or as a result of being subject to applicable securities laws that effect transferability).

“Security Interest” means any mortgage, pledge, lien, claim, encumbrance, or charge of any kind, including mechanic’s materialman’s, and similar liens, (b) liens for taxes not yet due and payable, and (c) liens securing rental payments under capital lease arrangements.

The above defiinitions may be made singular or plural by the addition, deletion, or modification thereof, based upon the applicable singular or plural form of such term and such change shall not affect the meaning of the definition, other than to indicate its singular or plural form.